Exhibit 10.4

AGREEMENT FOR SHAREHOLDER LOCK-UP AND ACQUISITION OF WARRANTS

THIS AGREEMENT (the “Agreement”) is dated as of January 10, 2018 between Peter Leighton (“Shareholder”) and Nightfood Holdings Inc., a Nevada corporation (“Company”).

WHEREAS, the Shareholder desires the opportunity to establish a larger equity position in the Company;

WHEREAS, the Company believes there is benefit to the Shareholder agreeing to lock up 100% of the shares of NGTF common stock (the “Shares”) held by the Shareholder for a period of twelve (12) months from the date of this agreement;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Company and the Lender agree as follows:

1.             Lock Up. The Shareholder and the Company have agreed that the Shareholder will not transfer, sell, or otherwise dispose of any shares of their NGTF stock for at least twelve (12) months from the date of this agreement. As of the date of this agreement, the Shareholder owns 4,000,000 shares of NGTF stock, as recorded in the Form 10-K the Company filed on October 3, 2017. The Shareholder has not disposed of any shares in any way since receiving 4,000,000 shares upon the formation of the Company.

2.             Issuance of Warrants. In exchange for the agreement to lock up their Shares, Shareholder will receive warrants to acquire 100,000 shares of NGTF stock at a strike price of $.30, and with a term of twelve (12) months from the date of this agreement. The Warrants include a provision for cashless exercise, and will expire if not exercised within the twelve month term.

3.             Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of the documents contemplated herein, then the prevailing party in such action or proceeding shall be reimbursed by the party determined not to have prevailed for his or its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY

Nightfood Holdings Inc.

/s/ Sean Folkson
By: Sean Folkson
Its: CEO

SHAREHOLDER

Peter Leighton:

/s/ Peter Leighton